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[LOGO OF MID-STATE BANCSHARES]

Date: January 17, 2001 Phone Number: 805/473-6803

Contact: James G. Stathos NASDAQ Symbol: "MDST"

Title: Chief Financial Officer Website: www.midstatebank.com

MID-STATE BANCSHARES ANNOUNCES TWO-FOR-ONE STOCK SPLIT

    Arroyo Grande, CA—Mid-State Bancshares, the holding company for Mid-State Bank, announced today that its Board of Directors has approved a two-for-one stock split of its common shares. The split entitles each shareholder of record at the close of business on January 26, 2001 to receive one additional share for each share of Mid-State Bancshares common stock held on that date.

    "The Board believes that the split will make Mid-State Bancshares stock accessible to a broader base of investors and will improve trading liquidity," said Carrol Pruett, the company's chairman. "We are pleased that the stock's strong performance has made this action possible."

    Mid-State Bancshares currently has approximately 11 million shares outstanding, with that amount doubling through the stock split. It is expected that the transfer agent will distribute the additional shares resulting from the split on or about February 26, 2001.

    For nearly 40 years, Mid-State Bank has provided its customers with a friendly, home-based, community oriented bank. With assets of $1.4 billion and 34 office locations, Mid-State Bank serves almost 91,000 Central Coast households and employs nearly 800 San Luis Obispo, Santa Barbara, and Ventura County residents. Mid-State Bank . . . Partners in Your Community Since 1961.

    This Press Release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act. All of the statements contained in the Press Release, other than statements of historical fact, should be considered forward-looking statements, including, but not limited to, those concerning (i) the Bank's strategies, objectives and plans for expansion of its operations, products and services, and growth of its portfolio of loans, investments and deposits, (ii) the Bank's beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the operation, (iii) the Bank's beliefs as to the adequacy of its existing and anticipated allowances for loan and real estate losses and (iv) the Bank's beliefs and expectations concerning future operating results. Although the Bank believes the expectations reflected in those forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. All subsequent written and oral forward-looking statements by or attributable to the Bank or persons acting on its behalf are expressly qualified in their entirety by this qualification. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are not intended to give any assurance as to future results. The Bank undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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MID-STATE BANCSHARES ANNOUNCES TWO-FOR-ONE STOCK SPLIT